 Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Veronica Chen, Chief Financial Officer	Ms. Linda Salo, Sr. Financial Writer
Email: veronica.chen@milkgoat.com.cn	Email: linda.salo@ccgir.com
Tel : +1 646-922-0894 (NY office)
Tel: +86-22-2798 4169
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com

Yayi International Announces Five-month Transition Period Results

TIANJIN, CHINA – June 30, 2010 – Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the transition period from November 1, 2009 to March 31, 2010.

The five-month transition report follows a change in the Company’s fiscal year end. On March 26, 2010, Yayi International changed its fiscal year end from October 31 to March 31 to devote time and resources to operations during the peak season for sales in the fourth quarter of the calendar year and to focus on annual budgeting and audit preparations during the first quarter of the calendar year.

Five Month Highlights

  Streamlined the product portfolio and increased marketing efforts for the “Milk goat” brand in order to concentrate the Company’s resources at targeting a more focused addressable market.
  Co-hosted the “China Goat Milk Industry Development Summit” together with the National Development and Reform Commission and the China Dairy Association in late January 2010 and held a nationwide distributor conference after the summit.
  Gained momentum in Company’s sales as the Company introduced its new product mix in January 2010; Yayi International recorded sales of $3.1 million in February and March alone compared with $3.9 million for the three months ended January 31, 2010. Since our distributor conference, we have signed the sales contracts with the distributors with an aggregate expected sales value of approximately $71.4 million (value-added tax included).

  Announced the launch of a flagship Internet store that distributes its goat milk products on Taobao.com, the largest online shopping marketplace in China and Asia.
  Appointed Ms. Veronica Jing Chen as its new Chief Financial Officer, effective February 24, 2010.

"The five-month transition period included several milestones in the development of Yayi International. In line with our expectations, results for the five months were softer as we streamlined our core product portfolio to include only ten formula product lines, restrained sales efforts of previously planned product introductions and temporarily suspended sales of original product lines to supermarkets to accommodate for the transition to our new, more expensive, goat milk formula products. Sales gained momentum as the new product mix hit the shelves in January 2010," said Ms. Li Liu, Chief Executive Officer of Yayi International. "We are pleased to see that our marketing, distribution and capacity expansion initiatives are starting to translate into increased sales and expect profitability to improve in line with the higher margin expectations of the new product line."

Five Months Results

For the five months ended March 31, 2010, net sales decreased 25.0% to $7.0 million from $9.3 million for the same period of 2009. The decrease was mainly because of a shift in product mix and reduced sales efforts during the three months ended October 31, 2009 and the three months ended January 31, 2010 as the Company consciously restrained its marketing activities for old products in preparation for the launch of its new product portfolio in January 2010. However, the Company has witnessed very favorable market reactions following the Company’s major TV commercials on China’s Central Television (CCTV) and a successful distributor conference early in 2010. As a result, the Company recorded sales of $3.1 million in February and March alone, as compared to the total sales of $3.9 million in the three months ended January 31, 2010.

Gross profit for the five months ended March 31, 2010 dropped 28.1% to $4.6 million, compared with $6.4 million for the corresponding period last year. Gross profit margin narrowed 280 basis points to 66.0% from 68.8% last year, which was primarily attributable to higher unit costs due to the Company utilizing more giveaways and promotional products to attract potential customers, However, the introduction of the new higher-margin product portfolio partially offset the decline in the overall margin thanks to improvement in production efficiency and higher pricing.

Operating expenses for the five-month transition period increased 96.6% to $5.2 million from $2.7 million for the same period last year. The increase was primarily attributable to the increase in sales and marketing expense as well as general administrative expenses. Sales and marketing expense for the five months grew 98.1% to $3.9 million as the Company launched a prime-time TV commercial to promote new product lines nationwide. As a percentage of sales, advertising and promotion expenses were 39.2% for the five months compared with 11.3% for the corresponding period last year. General and administrative expense increased 92.2% to $1.3 million because of the Company’s recruitment of a new Chief Financial Officer and a new Director of Production, increased professional fees as a result of engaging Ernst &Young as its Sarbanes-Oxley consultant, as well as investment in IT infrastructure due to business expansion. For the five months ended March 31, 2010, operating expenses as a percentage of net sales were 75.0% versus 28.6% for the same period in 2009.

As a result, the Company had a loss from continuing operations of $0.6 million, compared with an operating profit of $3.7 million for the five months ended March 31, 2009. The Company incurred a tax benefit of approximately $0.1 million for the five months ended March 31, 2010, compared with income tax expenses of approximately $0.9 million for the corresponding period in 2009.

Net loss for the five months ended March 31, 2010 was $0.9 million, or $0.04 per weighted average basic and diluted share, compared with net income of $2.1million, or $0.09 per weighted average basic and diluted share for the five months ended March 31, 2009. The number of weighted average basic and diluted shares increased to approximately 26.0 million shares during the five months from 25.0 million shares due to the conversion effect of convertible notes in December 2009. Excluding non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the reverse merger on June 6, 2008, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expenses on a convertible note, adjusted net loss available to common shareholders was $0.7 million, or $0.03 per basic and diluted share for the five months ended March 31, 2010 compared with adjusted net income of $2.3 million, or $0.09 per basic and diluted share for the same period of 2009. For a full reconciliation of net income, please see the reconciliation table below.

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements for the five months ended March 31, 2010 and March 31, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the Company’s reverse merger, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expenses on a convertible note. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Five months ended March 31	Five months ended March 31
	2010	2009
Reported net income (loss)	-936,028	2,130,373
Write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives	91,227	333,160
Fair value of reduction in Series A and Series D warrant exercise price	88,500
Interest on convertible note	9,829	43,025
Adjusted net income (loss) available to common shareholders	-746,472	2,506,558
Diluted weighted average number of shares outstanding	26,017,835	25,000,000
Adjusted net income (loss) available to common shareholders per diluted shares	-0.03	0.10

Twelve Months Results

Total revenue for the twelve months ended March 31, 2010 was approximately $22.2 million, down 9.9% from $24.7 million for the same period in 2009. Gross profit was $15.0 million, down 8.8% from $16.4 million a year ago. Gross margin expanded to 67.3% for the twelve months ended March 31, 2010 from 66.5% for the same period of 2009. The Company recorded an operating income of $4.6 million, compared with $9.3 million last year. Net income attributable to common shares was $2.1 million, compared with $2.2 million in 2009. Basic and diluted net income per share was $0.08 compared to $0.09 in 2009. The financial results of the Company’s operations for the fiscal years ended March 31, 2010 and 2009 have not been audited or reviewed and are included in this release for the sole purpose of providing additional information.

Financial Condition

As of March 31, 2010, Yayi International held $4.7 million in cash and cash equivalents, $16.6 million in working capital and a current ratio of 2.1 to 1. Advances were $19.0 million as of March 31, 2010 mainly due to purchase of factory, warehouse, office buildings and machinery equipment that are used in its new production facilities in Tianjin and Weinan of Shaanxi Province, and increased by $0.5 million from October 31, 2010. As of March 31, 2010, the Company had $6.7 million in short-term debt, and 0.1 million long-term liabilities. Shareholders' equity was $10.7 million, compared with $10.1 million as of October 31, 2009.

For the fiscal years ending March 31, 2011 and 2012, the Company intends to expend approximately $18.7 million, of which $10.0 million is for the purchase of equipment and machinery for the goat milk processing facilities and $3.6 million for the construction of dairy farms and milk collection stations in Weinan and Fuping of Shaanxi Province.

Recent Events

On June 3, 2010, Yayi International announced the expansion of its executive team with the addition of Mr. Bao Zhou as Marketing Director, effective May 11 2010.

On May 20, 2010, Yayi International announced it has added 1,080 retail outlets in China, significantly broadening its distribution network since the Company rolled out a new product portfolio at the beginning of this year.

From May 19 to 21, 2010, the Company participated in the 11th SIAL China, China’s leading annual trade event for the Food, Beverage & Hospitality industries, held at the Shanghai New International Expo Centre.

Business Outlook

Following a successful distributor conference in late January 2010, as of June 28, 2010, Yayi International has signed the sales contracts with distributors with an aggregate expected sales value of approximately $71.4 million (value-added tax included). The Company reaffirms its previous guidance for the new fiscal year ending March 31, 2011 of net sales between $58.6 million to $65.9 million.

“We are encouraged by the swift increase in sales in recent moths and expect our new fiscal year to demonstrate our financial strength as we complete the transition to the new product portfolio and continue with our production capacity expansion through the construction of goat milk powder production lines, goat farm facilities, and goat milk collection stations,” said Ms. Liu. “We are still on track to start production at the new processing plant in Tianjin in the fourth quarter of calendar year 2010, and expect to commence production at our new raw milk processing facility in Shaanxi Province by the end of 2011. Together, these two facilities will increase our output of finalized goat milk powder products by 250% by the end of calendar year 2010 and increasing raw milk powder production capacity by 460% by the end of calendar year 2011”

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Five months ended		Years
	March 31,		October 31,

	2010	2009	2009	2008
	(audited)	(unaudited)	(audited)	(audited)
Net Sales	$6,966,183	$9,283,420	$24,845,685	$21,791,268

Cost of goods sold	(2,369,642)	(2,892,709)	(8,025,009)	(7,600,454)

Gross profit	4,596,541	6,390,711	16,820,676	14,190,814

Operating expenses:
Sales and marketing expenses	(3,908,573)	(1,973,212)	(5,760,446)	(5,201,779)
General and administrative expenses	(1,318,077)	(685,843)	(1,972,190)	(1,107,333)

Total operating expenses	(5,226,650)	(2,659,055)	(7,732,636)	(6,309,112)

(Loss) income from continuing operations	(630,109)	3,731,656	9,088,040	7,881,702

Other income (expenses):
Merger costs	-	-	-	(3,456,784)

Interest income	8,250	2,902	11,993	7,826
Other income	-	-	26,522	40,537
Interest expenses	(221,549)	(359,014)	(706,750)	(591,707)
Amortization of deferred debt issuance cost	(91,227)	(333,160)	-	-
Accretion of debt discount and deferred financing cost	-	-	(572,747)	(76,460)
Liquidated damages	-	-	(140,000)	-
Warrant modification expense	(88,500)	-	-	-
Other income, net	12,237	2,394	(110,045)	(345,951)

(Loss) income before income tax	(1,010,898)	3,044,778	7,597,013	3,459,163

Income tax benefit (expense)	68,846	(869,614)	(2,201,032)	(1,633,946)

(Loss) income from continuing operations, net of tax	(942,052)	2,175,164	5,395,981	1,825,217

Other comprehensive income
Foreign currency translation adjustment	6,024	(44,791)	(50,928)	442,128

Net comprehensive (loss) income	$(936,028)	$2,130,373	5,345,053	2,267,345
Earnings per share of common stock
- Basic	(0.04)	0.09	0.22	0.08
- Diluted	(0.04)	0.09	0.22	0.05

Weighted average shares of common stock outstanding
- Basic	26,017,835	25,000,000	25,000,000	23,402,329
- Diluted	26,017,835	25,000,000	25,000,000	24,441,031

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31 2010	October 31 2009	October 31 2008
	(audited)	(audited)	(audited)
ASSETS
Current assets:

Cash and cash equivalents	$4,727,677	$10,368,213	$891,278
Restricted cash	28,314	-	-
Accounts receivables, net of allowances of $53,771, $46,259 and $41,050	3,530,937	3,037,667	2,603,078
Other receivable, net of allowances of $22,833, $9,146 and $29,207	993,293	1,117,277	122,732
Inventories, net of allowances of $0, $40,770 and $0	2,561,265	2,506,310	3,329,776
Prepaid expenses	1,002,494	83,912	39,702
Land use rights, current portion	18,847	-	-

Advances	18,981,755	18,536,460	5,904,885
Deferred tax asset	252,646	-	-
Deferred financing cost	-	18,686	184,846

Total current assets	32,097,228	35,668,525	13,076,297

Property, plant and equipment, net	3,734,552	3,698,981	2,580,385
Construction in progress, net	2,770,578	2,095,904	-
Livestock	659,584	107,441	-
Goodwill	278,372	278,291	278,787
Deferred financing cost	-	-	18,686
Advance	-	-	3,575,186
Deferred tax asset	-	-	9,402
Other assets	-	-	5,627
Land use rights	923,525	-	-

Total assets	$40,463,839	$41,849,142	$19,544,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$6,704,406	$6,468,497	$5,274,996
Accounts payable	662,120	1,268,253	1,466,745
Other payable and accrued expenses	1,257,185	1,387,105	212,922
Dividend payable	-	-	4,468,250
Advance from customers	141,136	56,350	3,589

Income and other tax payable	1,338,194	1,568,916	1,246,211
Accrued sales return	45,503	166,476	243,774
Due to related parties	5,312,801	5,311,472	977,950
Deferred tax liability	-	2,424	-
Long term loans - current portion	40,823	1,227,459	34,089

Total current liabilities	15,502,168	17,456,952	13,928,526

Long-term liabilities:
Long-term loans	17,009	-	839,558

Total liabilities	$15,519,177	$17,456,952	$14,768,084

Commitments and contingencies (Note 15)	-	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871	-

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,387,728 and 25,000,000 shares issued and outstanding, respectively	26,387	25,000	25,000
Additional paid in capital	4,721,337	3,234,224	3,228,244
Statutory surplus reserve fund	1,142,397	1,142,397	502,438
Retained earning	4,481,843	5,423,895	667,873
Accumulated other comprehensive income	307,827	301,803	352,731

Total stockholders’ equity	10,679,791	10,127,319	4,776,286

Total liabilities and stockholders' equity	$40,463,839	$41,849,142	$19,544,370

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Five Months Ended March 31,		Years Ended October 31,
	2010	2009	2009	2008
	(audited)	(unaudited)	(audited)	(audited)
Cash flow from operating activities

Net (loss) income	$(942,052)	$2,175,164	$5,395,981	$1,825,217
Adjustments to reconcile net income to net cash provided by operating activities:
Net foreign currency transaction loss	337	-	15,743	196,439
Depreciation of property, plant and equipment	195,151	143,189	348,561	271,000
Depreciation of livestock	11,600	1,449	6,126	-
Amortization of deferred financing cost	18,686	-	184,846	180,841
Disposal of property, plant and equipment	6,144	-
Allowance of bad debts- Accounts receivable	7,498	-	5,263	(92,193)
Allowance of bad debts-Other receivable	13,684	-	(20,078)	(104,438)
Sales return allowance	(121,025)	107,544	(77,770)	82,918
Warrant modification expense	88,500	-
Merger costs from issuance of warrants and common stock			-	3,359,291
Accretion of debt discount	72,541	-	387,901	125,084

(Increase) decrease in operating assets, net of effect of acquisition:
Restricted cash	(28,314)	-	396	728,670
Accounts receivables	(499,891)	(632,746)	(443,691)	40,242
Other receivables	110,629	(319,671)	(974,786)	1,050,228
Inventories	(54,224)	554,803	816,331	(1,113,093)
Prepaid expenses	(918,577)	(3,394)	(44,199)	(39,677)
Advances	(875,434)	374,074	(340,452)	(362,858)
Other assets			(4,078)	-

Deferred tax asset and current assets	(255,075)	176,258	15,888	(8,953)
Increase (decrease) in operating liability, net of effect of acquisition:

Accounts payable	(606,517)	(288,104)	(194,617)	(1,300,891)
Bills payable			-	(688,713)
Advance from customers	84,769	(3,576)	52,713	(129,222)
Income and other tax payable	(231,178)	230,797	324,290	54,829
Other payable and accrued expenses	25,889	770,114	1,080,475	(258,167)
Net cash (used in) provided by operating activities	(3,896,858)	3,285,901	6,534,843	3,816,554
Cash flows from investing activities
Purchase of equipment	(235,785)	(180,776)	(1,465,876)	(183,019)
Advance for construction of office building			-	(1,966,551)
Advance for construction of factory and warehouse	-	(3,795,704)	(6,462,478)	(2,928,200)
Advance for acquisition of land use rights	-	(145,989)	(145,940)	-
Advance for purchase of equipment	(208,980)	-	(2,091,053)	-
Construction in progress	(175,828)	5,607	(2,120,196)	-
Cash acquired from Ardmore			-	23
Cash acquired in subsidiary			-	40,504
Purchase and breeding of livestock	(563,723)	(75,487)	(114,939)	-
Purchase of subsidiary			-	(621,284)
Acquisition of land use right	(796,106)	-	-	-
Net cash used in investing activities	(1,980,422)	(4,192,349)	(12,400,482)	(5,658,527)
Cash flows from financing activities
Proceeds from short term loans	2,925,705	2,232,020	6,681,198	5,440,619
Repayment of short term loans	(2,691,648)	(729,943)	(5,433,460)	(3,619,991)
Proceeds from long term loans	61,235	167,579	-	-
Repayment of long term loans	(3,402)	(14,473)	(33,999)	(33,141)
Repayment to minority stockholders			-	(1,257)
Repayment of convertible debt and accrued interest	(56,000)	-
Net proceeds from private placement			-	1,001,993
Net proceeds from issuance of Series A preferred stock			14,264,871	-
Dividend paid to previous stockholders of Tianjin Yayi			(2,550,504)	-
Capital contribution from shareholders		-	5,979	-
Due (from) to related parties	(23)	(6,336)	2,426,005	(400,850)
Net cash provided by financing activities	235,867	1,648,847	15,360,090	2,387,373
Effect of exchange rate changes in cash	878	(2,110)	(17,516)	89,561

Net (decrease) increase in cash and cash equivalents	(5,640,536)	740,289	9,476,935	634,961

Cash and cash equivalents, beginning of period	10,368,213	891,278	891,278	256,317

Cash and cash equivalents, end of period	4,727,677	$1,631,567	$10,368,213	$891,278

Supplemental disclosure of cash flow information
Cash paid during the period

Interest paid	$242,458	$316,883	$604,633	$310,926

Income tax paid	$372,528	$421,461	$2,050,646	$1,586,394

Supplemental disclosure of non-cash financing and investing activities;	$-	$-	$-	$-
Repayment of short-term loan from Tianjin Mengyang offset against advances	$-	$-	$877,508	$-
Dividend payable	$-	$-	$-	$4,235,052
Settlement of dividend payable	$-	$-	$1,916,669	$-

Rental deposit applied as advance to construction of factory and warehouse	$-	$-	$-	$644,790

Note payable to Tryant for cancellation of common stock	$-	$-	$-	$250,000

Issuance of Series C warrants for cancellation of common stock	$-	$-	$-	$86,367

Issuance of Series A warrants with convertible notes	$-	$-	$-	$280,726

				3,344,743

Issuance of common stock and Series B warrants for finder's fee	$-	$-	$-	$-

Beneficial conversion feature of convertible notes	$-	$-	$-	304,800

Deferred financing cost from issuance of Series D warrants	$-	$-	$-	$52,820

Proceeds from convertible note applied to deferred financing cost	$-	$-	$-	$98,007

Deferred financing costs from issuance of Series E warrants to Allied Merit for extension of note payable	$-	$-	$-	$233,547

Non-cash exercise of 127,363 warrants into common stock	$91	$-	$-	$-

Conversion of convertible note plus accrued interest into common stock	$1,400,000	$-	$-	$-

Transfer from advances to land use rights	$146,285	$-	$-	$-

Transfer from advances to construction in progress	$269,124	$-	$-	$-